Exhibit B.31.2













                               OPERATING AGREEMENT

                                       OF

                              ERI/HEC EFA-Med, LLC






                               OPERATING AGREEMENT
                                       OF
                              ERI/HEC EFA-Med, LLC
                            A Limited Liability Company

                                   ARTICLE I
                                  DEFINITIONS

The following terms used in this Operating Agreement shall have the following meanings (unless otherwise expressly provided herein):

"Affiliate" shall mean any Person, directly or indirectly, controlling, controlled by, or under common control with another Person.

"Agent" shall mean, with respect to any Person, any director, officer, employee, agent, or representative or other Person authorized and acting on its behalf.

"Arbitration Panel" shall have the meaning set forth in Section 16.1(b).

"Articles of Organization" shall mean the Articles of Organization of ERI/HEC EFA-Med, LLC, as filed with the Secretary of State of Delaware, as the same may be amended from time to time.

"Business Day" means any day on which banks are generally open for business in New York, New York, U.S.

"Capital Account" shall mean as of any given date the Capital
Contribution to the Company by a Member as adjusted up to the date in question pursuant to Article VII.

"Capital Contribution" of any Member shall mean the amount of money contributed by such Member to the Company pursuant to this Operating Agreement plus the agreed upon fair market value of property and services contributed by such Member, whenever made, including the Initial Capital Contribution.

"Chairman" shall have the meaning set forth in Section 6.1(b).

"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any subsequent federal law of similar import, and to the extent applicable, the Treasury Regulations.

"Company" shall mean ERI/HEC EFA-Med, LLC, whose internal affairs are governed by this Operating Agreement.

"Customer" shall mean the United States Navy, acting through the Naval Facilities Engineering Command Contracts Office, 84, BLD 41, NAVFAC ENGCOMDET-SLC, Port Hueneme, CA.

"Delaware Act" shall mean the Delaware Limited Liability Company Act, 6 Del. C. Sec. 18-101 et seq.).

"Delivering Party " shall mean, with respect to each Delivery Order, the Member (or its Affiliate) that fulfills (or has undertaken to fulfill) such Delivery Order in accordance with the terms hereof.

"Delivery Order" shall mean each delivery order from time to time awarded to the Company by the Customer under, and in accordance with, the Prime Contract and the Solicitation.

"Economic Interest" shall mean a Member's share from time to time of the Company's net profits, net losses and distributions of the Company's assets pursuant to this Operating Agreement and the Delaware Act, but shall not include any Voting Interests or other right to participate in the management or affairs of the Company.

"Entity" shall mean a general partnership, a limited partnership, a limited liability company, a limited liability partnership, a trust, an estate, an association, a corporation or any other legal or commercial entity.

"ERI" shall mean ERI Services, Inc., a Delaware corporation, with current offices located at 350 Fairfield Avenue, Bridgeport, Connecticut.

"FCPA" shall mean the U.S. Foreign Corrupt Practices Act of 1977, as amended.

"Fiscal Year" shall mean the Company's fiscal year.

"HEC" shall mean HEC Inc., a Massachusetts corporation, with current offices at 24 Prime Parkway, Natick, Massachusetts.

"Indemnifying Party" shall have the meaning set forth in Section
14.4(a).

"Indemnitee" shall have the meaning set forth in Section 14.4(a).

"Initial Capital Contribution" shall mean the initial contribution to the capital of the Company pursuant to this Operating Agreement as set forth on Exhibit A attached hereto and made a part hereof.

"Interest" shall mean a Member's entire interest in the Company, including such Member's Economic Interest, Voting Interest, the right to participate in the management of the business and affairs of the Company, and the obligations as a Member.

"Management Committee" shall mean the management committee of the Company formed in accordance with Section 6.1.

"Member" shall mean each of the parties who executes a counterpart of this Operating Agreement as a Member and each of the parties who may hereafter become Members as permitted herein.

"Non-Delivering Party" shall mean, with respect to each Delivery Order, the Member that is not the Delivering Party for such Delivery Order.

"Operating Agreement" shall mean this Operating Agreement, together with any amendments, modification or other changes hereto.

"Prime Contract" shall mean the indefinite delivery/indefinite quantity contract No. N47408-00-R-2109 awarded by the Customer to the Company in response to the Solicitation.

"Person" shall mean an individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such "Person" as applicable, where the context so permits.

"Proposal" shall mean, with respect to each Delivery Order, the proposal with respect thereto prepared by the Delivering Party.

"Site Assignment" shall mean the selection and assignment of a site for which a Proposal will be prepared.

"Solicitation" shall mean Solicitation No. N47408-00-R-2109 Energy Savings Performance Contract for EFA-MED Mediterranean Area issued by the Customer.

"Stated Margin" shall mean, with respect to each Delivery Order, the stated Implementation Margin in column D of Schedule H-2 to be received by the Delivering Party as set forth in the final financial schedule in the Proposal for such Delivery Order delivered to the Customer.

"Third Party Claims" shall have the meaning set forth in Section
14.4(a).

"Transferring Member" shall mean a Member that Transfers, or proposes to Transfer (as the context requires), its Interest.

"Transfer" shall mean any sale, gift, assignment, transfer, pledge, encumbrance, exchange or other disposition, with or without consideration.

"Transferee" shall mean the Person to whom the Transferring Member Transfers its Interest.

"Treasury Regulations" shall include proposed, temporary and final regulations promulgated under the Code.

"Unanimous Vote" shall mean the affirmative vote of all of the Members or all of the representatives on the Management Committee, as the context requires.

"Vice Chairman" shall have the meaning set forth in Section 6.1(c).

"Voting Interest" shall mean the right of each Member to vote on, consent to or otherwise participate in any decisions of Members.

                            ARTICLE II
                       FORMATION OF COMPANY

2.1 - Formation. The Company was formed as a limited liability company under the Delaware Act by the filing of its Articles of Organization with the Secretary of the State of Delaware. Except as provided in this Operating Agreement, all rights, liabilities, and obligations of the Members, both as between themselves and with respect to Persons not parties to this Operating Agreement, shall be as provided in the Delaware Act, and this Agreement shall be construed in accordance with the provisions of the Delaware Act. To the extent that the rights or obligations of any Member are different by reason of any provision of this Operating Agreement from what they would be in the absence of such provision, this Operating Agreement shall, to the extent permitted by the Delaware Act, control.

2.2 - Name.  The name of the Company is ERI/HEC EFA-Med, LLC.

2.3 - Principal Place of Business. The principal place of business of the Company shall be 24 Prime Parkway, Natick, MA, 01760. The Company may locate its place of business at any other place or places as the Members may from time to time deem advisable.

2.4 - Term. The term of the Company shall be as set forth in the Articles of Organization, unless the Company is earlier dissolved in accordance with either the provisions of this Operating Agreement or the Delaware Act.

2.5 - Initial Members.  The names and addresses, Initial Capital
Contribution, initial Economic Interest and initial Voting Interest of each of the initial Members are set forth on Exhibit A. Each Member may change its address by notifying the other Members and the Company of such change in the manner set forth in Section 17.1.

2.6 - Agent for Service of Process. The agent for service of process for the Company shall be CT Corporation, 101 Federal Street, Suite 300, Boston, MA 02110 , or such other as may be designated by the Management Committee.


                            ARTICLE III
                        BUSINESS OF COMPANY

3.1 - Limitation on Business. The Company shall limit its business to the execution, delivery and performance of the Prime Contract, the Solicitation and activities related thereto, including the preparation, submission and fulfillment of Delivery Orders. Delivery Orders will be assigned and fulfilled in accordance with Article 8 hereof. Unless otherwise approved by Unanimous Vote of the Members, the Company shall not conduct any business or activities other than those reasonably related to, or otherwise reasonably necessary in fulfillment of, the Prime Contract, the Solicitation and the Delivery Orders.

3.2 - Powers. In order to carry out its purposes, the Company is empowered and authorized to do any and all acts necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of its purposes, and for the protection and benefit of the Company, including, but not limited to, (a) the incurring of indebtedness, secured or unsecured, for any purpose of the Company, (b) disposing of any or all or substantially all of the assets of the Company, (c) entering into agreements of indemnification as may be necessary, proper, advisable, incidental to or convenient for the furtherance of its purposes, and (d) exercising any other such powers that may be exercised by a limited liability company under the Delaware Act.

                              ARTICLE IV
                   RIGHTS AND OBLIGATIONS OF MEMBERS

4.1 - Limitation of Liability. Each Member's liability shall be limited as set forth in this Operating Agreement, the Delaware Act and other applicable law.

4.2 - List of Members. Any Member shall be entitled to, at any time, a list showing the names, addresses and Interests of all Members.

4.3 - Company Debt Liability. Members shall not be personally liable for debts or losses of the Company beyond their respective Capital Contributions and any obligation of any such Member to make Capital Contributions, or as otherwise required by law.

4.4 - Priority and Return of Capital. Except as expressly provided herein, no Member shall have priority over any other Member, either as to the return of Capital Contributions or as to net profits, net losses or distributions; provided that this Section shall not apply to repayment of any loans (as distinguished from Capital Contributions) which a Member has made to the Company with the approval of the Management Committee.

                               ARTICLE V
                          MEETINGS OF MEMBERS

5.1 - Annual Meeting. The annual meeting of Members shall be held on the first Tuesday after the end of the second fiscal quarter of the Company or at such other time as shall be determined by resolution of the Management Committee for the purpose of the transaction of such business as may come before the meeting. To the extent possible, the annual meeting of the Members shall occur immediately before the annual meeting of the Management Committee.

5.2 - Special Meetings. Special meetings of Members, for any purpose, unless otherwise prescribed by statute, may be called by any Member. No meetings shall be conducted without the presence of a quorum (as described in Section 5.7). In the event that a quorum shall not be present at any meeting, such meeting shall be rescheduled. Each Member shall use its best efforts to ensure that its representatives are present at each properly scheduled meeting.

5.3 - Place of Meetings. Unless otherwise agreed by the Members, the place of each meeting, regular or special, shall alternate between the principal offices of each Member.

5.4 - Notice of Meetings. Except as provided in Section 5.5, written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than ten
(10) nor more than fifty (50) days before the date of the meeting by, or at the direction of, the Member calling the meeting to the other Member.

5.5 - Meeting of all Members. If all Members shall meet at any time and place, and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting lawful action may be taken. Members may participate in meetings through telephonic, video conferencing or similar means.

5.6 - Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of members or any adjournment thereof, or Members entitled to receive payment of any distribution, or in order to make a determination of Members for any other purpose, the date on which notice of the meeting is mailed or the date on which the resolution declaring such distribution is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section, such determination shall apply to any adjournment thereof.

5.7 - Quorum. The presence of two duly elected officers of each Member, represented in person, by phone or by proxy, shall constitute a quorum at any meeting of Members.

5.8 - Manner of Acting. If a quorum is present, a Unanimous Vote shall be the act of Members.

5.9 - Proxies. At all meetings of Members, a Member may vote in person or by proxy executed in writing by such Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Company before or at the time of the meeting. No proxy shall be valid after eleven (11) months from the date of its execution, unless otherwise provided in the proxy.

5.10 - Action by Members Without a Meeting. Action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by all the Members. Such consent shall be delivered to the Company for inclusion in the minutes or for filing with the Company records. Action taken under this Section is effective when all Members have signed the consent, unless the consent specifies a different effective date.

5.11 - Waiver of Notice. When any notice is required to be given to any Member, a waiver thereof in writing signed by such Member, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

                              ARTICLE VI
                         MANAGEMENT COMMITTEE

6.1 - Management Committee.

(a) Unless otherwise approved by a Unanimous Vote of the Members, the Management Committee shall consist of a total of four (4) representatives, two of which shall be appointed by ERI and two of which shall be appointed by HEC. Each Member shall be entitled to remove, at any time by written notice to the other Member, the representative on the Management Committee appointed by such Member. Each Member also shall have the right to designate an alternate representative for each representative who shall serve in the place of the originally-appointed representative if such representative is absent or unable to attend a meeting. If a vacancy exists on the Management Committee or with respect to any alternate, whether due to death, resignation, removal or otherwise, the Member entitled to appoint a representative for such vacant position shall take the action necessary to cause such vacancy to be filled; provided that in the case of a vacancy for a representative, its alternate shall serve until such replacement.

(b) The initial Chairman of the Management Committee (the "Chairman") shall be appointed by ERI at the first meeting of the Management Committee and shall serve until his or her successor is appointed. At the first annual meeting of the Management Committee, the successor Chairman shall be appointed by HEC; thereafter, on an annual basis, as determined at the annual meeting of the Management Committee, the Chairman's position shall rotate between ERI and HEC. If a vacancy occurs in the position of Chairman for whatever reason, including removal by the Member appointing the Chairman, the Member that appointed the previous Chairman shall take the action necessary to fill such vacancy until the next annual meeting.

(c) The initial Vice Chairman of the Management Committee (the "Vice Chairman") shall be appointed by HEC at the first meeting of the Management Committee and shall serve until his or her successor is appointed. At the first annual meeting of the Management Committee, the successor Vice Chairman shall be appointed by ERI; thereafter, on an annual basis, as determined at the annual meeting of the Management Committee, the Vice Chairman's position shall rotate between ERI and HEC. If a vacancy occurs in the position of Vice Chairman for whatever reason, including removal by the Member appointing the Vice Chairman, the Member that appointed the Vice Chairman shall take the action necessary to fill such vacancy until the next annual meeting.

(d) Each Member shall take such action as is necessary to effect the foregoing appointments and constitution of the Management Committee. It is the intent of the parties that at any particular time, the Chairman and the Vice Chairman shall be appointed by different Members.

(e) Representatives on the Management Committee shall not receive any compensation whatsoever for their services; provided, however, that the Company shall reimburse the Chairman and Vice Chairman for all costs and expenses reasonably incurred by them in connection with the management of the Company pursuant to this Article VI. No representative shall be prohibited from serving the Company or any of its Affiliates in any other capacity and receiving appropriate compensation for such service.

6.2. - Authority.

(a) Subject to the terms of this Operating Agreement and to the fullest extent permitted by applicable law, the Management Committee shall have complete and exclusive power to direct and control the business and affairs of the Company. No Member shall have the right to bind or otherwise act on behalf of the Company absent written authorization from the Management Committee, signed by at least one (1) representative of each Member.

(b) The Management Committee shall appoint such committees as it deems appropriate, and may dismiss any of them, with or without cause.

6.3. - Meetings.

(a) The Members shall convene the first meeting of the Management
Committee within fifteen (15) days after the execution of this Operating Agreement. The Management Committee shall meet at least once in each fiscal quarter of the Company at the principal offices of each Member, on an alternating basis, or at such locations as may be determined by the Management Committee. The annual meeting of the Management Committee shall occur immediately after the annual meeting of the Members. An agenda and full details shall be delivered by the Chairman to each representative at least three (3) days prior to such regular meeting; provided that additional items may be considered beyond those set forth on the agenda and any representative may include items on the agenda by written request to the Chairman after the distribution of such agenda.

(b) The Chairman or the Vice Chairman shall be entitled to convene special meetings of the Management Committee at any time on at least five (5) Business Days' advance written notice to the other representatives. The Members anticipate that special meetings will be required to review and act upon Site Assignments and/or Proposals and acknowledge that prompt action upon Site Assignments and Proposals is essential to the procurement of Delivery Orders. Notice of a special meeting shall contain an agenda in full detail (including, if appropriate, a copy or summary of any Proposal to be acted upon) and shall state the purpose or purposes for which such special meeting is being called. Notices of meetings shall include the date, time and location (which, in the absence of agreement, shall alternate between the principal offices of each Member) of such meeting.

(c) A quorum for the transaction of any business required to be taken by the Management Committee shall be met if all of representatives (or their respective alternates) are present in person, by phone or by proxy. Representatives may participate in meetings through telephonic, video conferencing or similar means. If a member of the Management Committee cannot be so present at a meeting, and such representative's alternative also is unavailable, then such representative may appoint a proxy to attend in such representative's place. The representatives may waive notice of any meeting.

(d) Action required or permitted to be taken at a meeting of the Management Committee may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by all the representatives of the Management Committee. Such consent shall be delivered to the Company for inclusion in the minutes or for filing with the Company records. Action taken under this Section is effective when all representatives have signed the consent, unless the consent specifies a different effective date.

6.4. - Committee Action.

(a) A Unanimous Vote of the Management Committee shall be required for a decision at any meeting in which a quorum exists.

(b) Minutes reflecting the actions taken at all meetings of the Management Committee shall be kept and shall be the responsibility of the Member who had designated the then-current Chairman of the Management Committee or, in the case of a Special Meeting, of the Member who called such meeting. The keeper of the minutes need not be a member of the Management Committee. Copies of the minutes shall be maintained at the principal office of the Company and shall be transmitted to each member of the Management Committee or committee thereof taking the action promptly after the meeting in question.

                           ARTICLE VII
                  CONTRIBUTIONS; CAPITAL ACCOUNTS


7.1 - Members' Capital Contributions. Simultaneously with the execution and delivery hereof, each Member shall contribute the amount set forth in Exhibit A for such Member as its share of the Initial Capital Contribution.

7.2 - Additional Contributions. The Management Committee shall determine, by Unanimous Vote, the timing and amount of any additional Capital Contributions required for the administration or conduct of business of the Company. Except for the Initial Capital Contribution, no Member shall be required to make any Capital Contribution. Except as otherwise provided for in this Article VII, no Member has the right to make a voluntary Capital Contribution. In the event that a Member elects not to make a Capital Contribution as called for by the Management Committee, such amount due shall be deducted from the next Special Allocation due such Member pursuant to
Section 9.2.  The Member shall not receive any Special Allocation pursuant to
Section 9.2 until such Member has paid all Capital Contributions called for under this Section 7.2.

7.3 - Capital Accounts. A separate Capital Account will be maintained for each Member in accordance with applicable tax law. At no time during the term of the Company or upon the dissolution and liquidation thereof shall a Member with a negative balance in his Capital Account have any obligation to the Company or the other Members to restore such negative balance.

7.4 - Interest On and Return of Capital Contributions. No Member shall be entitled to interest on its Capital Contribution or any undistributed amounts, or to return of its Capital Contribution. Each Member acknowledges that this is essential to protect the Members' mutual Interests in the Company.

7.5 - Disbursements. The Company shall pay all costs and expenses of the business, including financing costs and related expenses, taxes which are the obligation of the Company and other carrying charges, and all operating expenses. The Company may set aside funds for any items that are proper Company purposes, including operating expenses, debt service, capital improvements, replacements, repairs, other capital requirements, and liabilities, contingent or otherwise, of the Company, in each case as determined by the Chairman.

7.6 Succession to Transferor's Capital Account. In the event all or a portion of a Membership Interest is transferred pursuant to the terms of this Operating Agreement, the transferee shall succeed to the Capital Account (or portion thereof) of the transferor which relates to the transferred interest.

                            ARTICLE VIII
                           DELIVERY ORDERS

8.1 - Intake; Delegation. Delivery Orders shall be assigned to each
Member for fulfillment such that after the expiration of the Prime Contract, each Member shall have received the opportunity to earn, in the aggregate, a
substantially similar Stated Margin.   Upon learning of a potential Site
Assignment and the Customer's request for a Proposal for such site, the Member shall notify the Management Committee of such opportunity, including such details as may be available to such Member at such time. The Management Committee, acting by Unanimous Vote , shall have the full power and authority to grant the Site Assignment and delegate responsibility for the preparation of such Proposal and fulfillment of the underlying Delivery Order to either Member consistent with Schedule 8.1 and the provision of quality and timely services to the Customer. If the Management Committee cannot agree on the delegation of the Site Assignment and Proposal and corresponding Delivery Order for whatever reason, such Site Assignment, Proposal and Delivery Order shall be delegated to a Member based on the geographic location set forth in
Schedule 8.1 attached hereto, with each Member having the exclusive right to fulfill Delivery Orders in the geographic regions/countries assigned to it in
Schedule 8.1. In either case, however, the Management Committee shall be bound by the following:

(a) if the Customer from time to time adds or removes any geographic regions/countries, the Members shall, in good faith, negotiate appropriate revisions to Schedule 8.1 consistent with the foregoing principles, with due regard, for maintaining the right of each Member to continue to fulfill Delivery Orders in geographic regions/countries that such Member has previously performed or is performing Delivery Orders; and

(b) from and after August 1, 2002 , as part of the Management Committee's review of each proposed Site Assignment, the Management Committee shall review the aggregate Stated Margins under fully executed Delivery Orders assigned to each Member (including the Stated Margins on any pending Site Assignments, Proposals and/or outstanding Delivery Orders, but excluding the Stated Margins on any Site Assignments, Proposals or Delivery Orders for which responsibility has been taken by a Member after such responsibility has been declined by another Member pursuant to Section 8.2). If the aggregate Stated Margins of one Member exceed those of the other Member by more than twenty (20%), the Management Committee shall delegate such Delivery Order to the Member with such deficiency (unless such Member expressly consents to a different arrangement).

8.2 - Declined Assignment. No Member shall be required to accept a Site Assignment, Proposal and/or Delivery Order. If a Member declines a delegation of a Site Assignment, Proposal and/or Delivery Order, the other Member shall have the right, not the obligation, to undertake the obligations pertaining to such Site Assignment, Proposal and/or Delivery Order. In the event that a Member declines to undertake or accept a Site Assignment, Proposal and/or Delivery Order within a geographic region/country assigned to it in Schedule 8.1, and the other Member accepts responsibility for such Site Assignment. Proposal and/or Delivery Order, then the declining Member shall automatically and irrevocably forfeit its right to the special allocation to the Non-Delivering Party applicable to such Delivery Order under Section 9.2, such that the Delivering Party shall be entitled to retain one hundred percent (100%) of the Stated Margin.

8.3 - Proposal Development. After acceptance of responsibility for a Delivery Order, the Delivering Party shall enter into a subcontracting agreement with the Company and shall be solely responsible for the development and preparation of the Proposal, including the site survey(s) required to be conducted under the Prime Contract, for the underlying Delivery Order. The Delivering Party shall keep the Management Committee reasonably informed through quarterly reports given at Management Committee meetings of its efforts with respect to, and the results of, the site survey(s) and other material elements of the Proposal.

8.4 - Documentation; Quality Control.

(a) The Management Committee shall develop and establish a uniform set of standards applicable to all documentation, including Proposals submitted or to be submitted to the Customer pursuant to the Prime Contract and any partial novation or subcontracting arrangements contemplated by the Members.
 To the fullest extent reasonably possible, each Delivering Party shall adhere to such documentation standards. In any event, when submitting a Proposal to the Management Committee in accordance with Section 8.6, the Delivering Party shall specifically identify in writing any and all variances from such standards and a reasonable explanation thereof.

(b) The Management Committee shall develop and establish a quality assurance/quality control program applicable to all Proposals. The program will include the technical review of all Proposals by representatives of the Delivering Party and the Non-Delivering Party, in a cooperative effort to ensure the consistency and quality of all work proposed to the Customer.

8.5 - Internal Submission. Prior to the submission of any Proposal to the Customer with respect to a Delivery Order, the Delivering Party shall submit such Proposal to the Management Committee. No Proposal shall be submitted to the Customer unless the Management Committee has authorized such submission by Unanimous Vote. All Proposals shall be submitted by the Company and signed by a member of the Management Committee appointed by each Member. If the Management Committee fails to authorize the submission of any Proposal to the Customer, the Non-Delivering Party shall reimburse the Delivering Party for an amount equal to fifty percent (50%) of the costs and expenses incurred by the Delivering Party in the preparation and submission of such Proposal, as set forth as the "feasibility study" in the Proposal provided that the Proposal was prepared and submitted in good faith consistent with reasonable commercial practices. Such reimbursement shall be paid within fifteen (15) days after the earlier to occur of the Management Committee's failure to authorize such submission, or the passage of the deadline for the submission of the Proposal to the Customer.

8.6 - Submission to Customer. After receiving authorization from the Management Committee, the Delivering Party shall be responsible for submission of the Proposal to the Customer. If the Customer requests any material revisions to the Proposal, the Delivering Party shall resubmit such revised Proposal to the Management Committee in accordance with, and subject to Section 8.5 (including the right of reimbursement for the failure to
authorize the submission of such revised Proposal).    After acceptance of a
Proposal by the Customer, the Delivering Party shall have full discretion and responsibility for fulfillment of the Delivery Order, including the financing thereof.

8.7 - Contract Amendments. The Company shall not authorize, approve or otherwise consent to any amendment, waiver or other modification of the Prime Contract without Unanimous Vote of the Management Committee approving such action (it being recognized, however, that the Customer may have the right to unilaterally change certain terms of the Prime Contract in accordance with the terms thereof).


                            ARTICLE IX
                    ALLOCATIONS; DISTRIBUTIONS

9.1 - Allocations. Subject to Section 9.2 the net profits and net losses of the Company, each as determined consistent with the Company's information tax return filed for Federal income tax purposes, for each Fiscal Year shall be allocated to Members in the manner determined by the Management Committee to reasonably reflect each Member's Interest and in compliance with applicable tax law.

9.2 - Special Allocation.

(a) Except as set forth in Section 8.2, for each Delivery Order assigned to a Member pursuant to the terms of Article VIII hereof, the Delivering Party shall pay twenty percent (20%) of the Stated Margin of the Delivery Order to the Company which shall make a Special Allocation equal to that amount to the Non-Delivering Party. Such payment shall be made, by wire transfer of immediately available funds, within fifteen (15) days of receipt of the first payment on account of the Delivery Order , irrespective of the receipt of the full amount due to the Delivering Party on account of the underlying Delivery Order.

(b) The Members specifically acknowledge that the payments made by the Delivering Party to the Company and the Special Allocation set forth in
Section 9.2(a) shall be determined based on Stated Margin, without regard to the actual profit made, or loss suffered by the Delivering Party. As the party responsible for the fulfillment of the Delivery Order, the Delivering Party shall bear all risks and receive all benefits (other than the payments due to the Company for the Special Allocation to the Non-Delivering Party pursuant to Section 9.2(a)) arising from, or otherwise related to, the underlying Delivery Order; accordingly, after making the payment to the Company on account of the Special Allocation under Section 9.2(a), the Delivering Party shall be entitled to an allocation of all payments made by the Customer on account of any Delivery Order.

(c) If the Customer cancels a Proposal or Delivery Order, but allows the Company to recover its costs associated therewith, there shall not be any Special Allocation applicable to such cost reimbursement for such Delivery Order, all of which payments shall be allocated to the Delivering Party; provided, however, that if the Customer pays any portion of the Stated Margin with respect to such Delivery Order, the Delivering Party shall pay twenty percent (20%) of such margin in same manner as the Special Allocation under
Section 9.2(a).

9.3 - Distributions. Except as provided in Section 9.2, all distributions of cash or other property authorized by the Management Committee (after the provision of adequate reserves) shall be made to Members pro rata in proportion to their respective Economic Interests on the record date of such distribution. Except as provided in Section 9.2, all distributions shall be made at such time and in such manner as determined by the Management Committee. No Member shall have the right to demand and receive property other than cash. All amounts withheld pursuant to the Code or any provisions of state or local tax law with respect to any payment or distribution to Members from the Company shall be treated as amounts distributed to the relevant Member(s) pursuant to this Section 9.3.

9.4 - Limitation Upon Distributions. No distribution shall be declared and paid unless, after the distribution is made, the assets of the Company are in excess of all liabilities of the Company, except liabilities to Members on account of their Capital Contributions.

9.5 - No Right to Distribution. Notwithstanding anything to the contrary in this Operating Agreement or under applicable law, no Member shall be entitled to receive any distribution of money or other property in excess of $1.00 by reason of such Person ceasing to be a Member until the dissolution of the Company, unless approved by the Management Committee.


                            ARTICLE X
                       ACCOUNTING, REPORTS

10.1 - Accounting Period. The Company's Fiscal Year shall be the calendar year.

10.2 - Company Books. Members shall designate a Person to maintain and preserve all accounts, books, and other relevant Company documents. Upon reasonable request, each Member shall have the right, during ordinary business hours, to inspect and copy such Company documents at the requesting Member's expense.

10.3 - Records, Audits and Reports. The Management Committee shall maintain (or cause the maintenance of) records and accounts of all operations and expenditures of the Company. At a minimum, the Company shall keep at its principal place of business the following records:

(a) A current and a past list setting forth in alphabetical order the full name and last known business, residence, or mailing address of each Member, both past and present;

(b) A copy of the Articles of Organization and all amendments thereto;

(c) Copies of the Company's Federal and state income tax returns and financial statements for the three most recent years;

(d) Copies of the Company's current effective written Operating
Agreement and all amendments thereto and copies of any written Operating Agreements no longer in effect;

(e) A writing setting forth the amount of cash, if any, and a statement of the agreed upon fair market value of other property or services contributed by each Member and the times at which or the events upon the happening of which any additional Capital Contributions are to be made by each Member; and

(f) Other writings, if any, prepared pursuant to a requirement in this Operating Agreement.

10.4 - Returns and Other Elections. The Management Committee shall cause the preparation and timely filing of all returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. All elections permitted to be made by the Company under Federal and state laws shall be made by the Management Committee. Copies of such returns, or pertinent information therefrom, shall be furnished to Members as soon as practical after the end of the Fiscal Year.

10.5 - Bank Accounts.

(a) The Management Committee shall cause the Company to maintain an operating account at a bank having a superior credit rating and adequate capital surplus. All cash receipts of the Company shall be deposited in such bank account. Withdrawals from such operating account shall occur at the joint direction of the Chairman and the Vice Chairman, or their respective designees. There shall not be deposited in the operating account any funds other than those belonging to the Company, and no other funds will in any way be commingled with funds of the Company.

(b) If the Customer requires that the Company (as opposed to the Delivering Party) receive payments under any Delivery Order, the Management Committee shall cause the Company to maintain an account at a bank designated by the Delivering Party. All payments under such Delivery Order shall be deposited into such account, and withdrawals from such account shall occur at the sole direction of the Delivering Party or its designees. There shall not be deposited in such account any funds other than those relating to such Delivery Order (unless the Delivering Party directs the deposit thereto of payments on account of other Delivery Order(s) undertaken by such Delivering Party), and no other funds of the Company will in any way be commingled with such account.

                               ARTICLE XI
                            TRANSFERABILITY

11.1 - Free Transferability.

(a) Each Member shall have the right to Transfer all (but not less than all) of its Interest without the approval of the other Member and/or the Management Committee.

(b) Upon and contemporaneously with any Transfer, the Transferee shall be entitled to exercise all of the rights and powers of the Transferring Member, including, all rights with respect to participation in, and appointment of representatives to, the Management Committee.

(c) No transfer of an Interest shall be effective unless and until written notice (including the name and address of the proposed Transferee and the date of such transfer) has been provided to the Company and the non-transferring Member. Any Transfer of an Interest shall be deemed effective as of the date on which the Company receives such notice (unless such notice specifies a different date).

11.2 - Assumption. As a condition to recognizing the effectiveness and binding nature of any Transfer, the remaining Member shall require the Transferring Member and the proposed Transferee to execute, acknowledge and deliver to the Company such instruments of transfer, assignment and assumption and such other certificates, representations and documents, and to perform all such other acts which the remaining Member may reasonably deem necessary or desirable to:

(a) constitute such Transferee as a Member;

(b) confirm that the Transferee has accepted, assumed and agreed to be subject and bound by all of the terms, obligations and conditions of this Operating Agreement;

(c) preserve the Company after the completion of such Transfer under the laws of each jurisdiction in which the Company is qualified, organized or does business;

(d) maintain the status of the Company as a limited liability company for Federal and state tax purposes; and

(e) assure compliance with any applicable state and Federal laws including securities laws and regulations.

11.3 - Outstanding Delivery Orders. The Transfer of an Interest shall not relieve the Transferring Member from any obligations or other liabilities as the Delivering Party under any pending Proposals and/or outstanding Delivery Orders. The foregoing shall not affect any consent, assignment, novation or other arrangement between the Transferring Member and the Customer with respect to such Proposals and Delivery Orders; provided, however, that, absent the approval of the Management Committee, any such arrangement with the Customer shall not affect the obligations of the Transferring Member under this Operating Agreement with respect to such Proposals and Delivery Orders (including the indemnification obligation set forth in Article 14 hereof).

11.4 - Indemnification. Each Transferring Member hereby agrees to indemnify the Company and the remaining Member against, and hold each of them harmless from any and all loss, damage, cost or expense (including attorneys' fees, tax liabilities and/or loss of tax benefits) arising directly or indirectly as a result of any Transfer or purported Transfer in violation of this Article.


                             ARTICLE XII
                          ADDITIONAL MEMBERS

In addition to Persons who become Members as a result of a transfer pursuant to Section 11.1, any Person approved by Unanimous Vote of the Members may become a Member in the Company by the issuance by the Company of additional Interests for consideration determined by Unanimous Vote. Notwithstanding the foregoing, no new Members shall be admitted to the Company if such action would result in a breach of the Prime Contract. No new Member shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company. Members may, at their option, at the time a Member is admitted, close the Company books (as though the Company's tax year had ended) or make pro-rate allocations of loss, income and expense deductions to a new Member for that portion of the Company's tax year in which a Member was admitted in accordance with the provisions of
Section 706(d) of the Code and the Treasury Regulations promulgated thereunder.

                            ARTICLE XIII
                    DISSOLUTION AND TERMINATION

13.1 - Withdrawal. Notwithstanding anything to the contrary herein, in the Delaware Act or under any applicable law, no Member shall have the power to voluntarily withdraw or otherwise retire from the Company absent approval of the Management Committee. Any such withdrawal shall not relieve such Member of any obligation theretofore incurred hereunder.

13.2 - Dissolution.

(a) The Company shall be dissolved and its affairs shall be wound up upon the happening of any of the first to occur of the following:

(i) at the time specified in its Article of Organization;

(ii) adoption of a resolution to such effect by Unanimous Vote of the Members or the Management Committee (e.g., a resolution approving the sale, exchange, involuntary conversion or other disposition of all or substantially all of the assets of the Company);

(iii) the expiration, cancellation or other termination of the Prime Contract without the possibility of extension or renewal; or

(iv) entry of a decree of final dissolution under Section 18-802 of the Delaware Act;


(b) As soon as possible following the occurrence of any of the events specified in Section 13.2(a) effecting the dissolution of the Company, the Members shall proceed to wind up the Company's business in accordance with the Delaware Act.

13.3 - Winding Up, Liquidation and Distribution of Assets.

(a) Upon the occurrence of an event of dissolution pursuant to Section 13.2(a), an accounting shall be made by the Company's independent accountants of the accounts of the Company and of the Company's assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution, and the Management Committee shall immediately proceed to wind up the affairs of the Company.

(b)If the Company is dissolved and its affairs are to be wound up, the Management Committee shall:

(i) Sell or otherwise liquidate all of the Company's assets as promptly as practicable (except to the extent the Management Committee may determine to distribute any assets to Members in kind) and distribute all pending Delivery Orders to the appropriate Delivering Party;

(ii) Allocate any profit or loss resulting from such sales to the Members' Capital Accounts in accordance with this Operating Agreement;

(iii) Discharge all liabilities of the Company, including liabilities to Members who are creditors, to the extent otherwise permitted by law, other than liabilities to Members for distributions, and establish such reserves as may be reasonably necessary to provide for contingent or liabilities of the Company (for purposes of determining the Capital Accounts of Members, the amounts of such reserves shall be deemed to be an expense of the Company);

(iv) Distribute the remaining assets in the following order:

(1) If any assets of the Company are to be distributed in kind, the net fair market value of such assets as of the date of dissolution shall be determined by independent appraisal or Unanimous Vote. Such assets shall be deemed to have been sold as of the date of dissolution for their fair market value, and the Capital Account of each Member shall be adjusted pursuant to the provisions of this Operating Agreement to reflect such deemed sale; and

(2) The positive balance (if any) of each Member's Capital Account (as determined after taking into account all Capital Account adjustments for the Company's taxable year during which the liquidation occurs) shall be distributed to Members, either in cash or in kind, as determined by Members, with any assets distributed in kind being valued for this purpose at their fair market value. Any such distributions to Members in respect of their respective Capital Accounts shall be made in accordance with the Code and applicable Treasury Regulations.

(c) Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated.

(d) The Management Committee and Members shall comply with the requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets, and the Management Committee shall be authorized to make appropriate filings with governmental agencies and take appropriate actions in connection therewith to effect the dissolution of the Company.

13.4 - Return of Contribution Nonrecourse to Other Members. Except as provided by law or as expressly provided in this Operating Agreement, upon dissolution, each Member shall look solely to the assets of the Company for the return of its positive Capital Account. If the Company's property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the cash contribution of any Member, such Member shall have no recourse against any other Member.

13.5 - Delivery Orders. The dissolution and liquidation of the Company shall not affect in any manner whatsoever the obligations (including warranties to the Customer) and rights of the Delivering Party under the Delivery Orders, all of which shall survive the foregoing dissolution and liquidation. To the extent not yet paid, the Special Allocation of Section
9.2 also shall survive dissolution and liquidation without modification. The Company shall take such action as is reasonably necessary in connection with its dissolution and liquidation to effect the foregoing.

                               ARTICLE XIV
                             INDEMNIFICATION

14.1 - Liability of Members. No Member (in its capacity as such, as opposed to the Delivering Party) shall be liable, responsible or accountable in damages or otherwise to any of other Members or the Company with respect to any and all claims arising out of the performance or non-performance of obligations by it in good faith on behalf of the Company and in a manner reasonably believed by it to be within the scope of the authority granted to it by this Operating Agreement and in the best interests of the Company, whether such claim is based on contract, tort, or otherwise, except for breach of fiduciary duty, gross negligence or willful misconduct. For purposes of this Section 14.1, any action or inaction by any Member taken or omitted to be taken following receipt of approval by the Management Committee shall not constitute breach of fiduciary duty, gross negligence or willful misconduct.

14.2 - Indemnification by Company. The Company agrees to indemnify each Member against, and hold each of them harmless from, any loss, cost, expense (including reasonable attorneys' fees), liability or damage suffered or incurred by reason of any action, inaction or decision performed or made by them in good faith in connection with the business of the Company, except for breach of fiduciary duty, gross negligence or willful misconduct, provided that (i) such actions, inaction or decisions could reasonably be believed to be within the scope of its authority under this Operating Agreement and in the best interests of the Company; or (ii) were undertaken, not undertaken, or made following approval by the Management Committee; and provided further that the foregoing indemnity shall not extend to the Delivering Party for any claim or liability relating to any Delivery Order undertaken by it. This indemnification shall include the payment of all reasonable attorneys' fees and other expenses incurred by any Member in connection with the defense of any such claim made against it, including any claim asserted by any Member individually, with other Members and/or with the Company, as a class action or as a derivative action. Any indemnity payable under this Section 14.2 shall be satisfied solely from Company assets and no Member shall have any obligation with respect to such indemnity.

14.3 - Indemnification by Members. Each Member agrees to indemnify the other Member and the Company against, and hold each of them harmless from, any loss, cost, expense (including reasonable attorneys' fees), liability or damage suffered or incurred by reason of, arising out of, or in any way related to any breach or failure to perform by such Member of any covenant, agreement, representations or warranties of such Member contained in this Operating Agreement or any unauthorized act taken by such Member in the name of the Company or any other Member.

14.4 - Defense of Claims.

(a) If any Member receives notice of the assertion of any claim with respect to which indemnification is to be sought under this Operating Agreement, the Member seeking indemnification (the "Indemnitee") shall notify the party from whom the Indemnitee is seeking indemnification (the "Indemnifying Party") within ten (10) days after the Indemnitee's receipt of notice of such claim. Such notice shall describe the nature of the claim in reasonable detail and shall indicate the estimated amount, if practicable, of the potential loss that has been or may be sustained by the Indemnitee. If the claim involves the Customer or any Person that is not a Member or an Affiliate of a Member (a "Third Party Claim"), the Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of such Third Party Claim at such Indemnifying Party's expense and by such Indemnifying Party's own counsel, provided that the counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnitee. The Indemnitee shall cooperate in good faith in such defense of Third Party Claims at such Indemnitee's own expense. If an Indemnifying Party elects not to assume the defense of any Third Party Claim, the Indemnitee may compromise or settle such Third Party Claim over the objection of the Indemnifying Party, which settlement or compromise shall conclusively establish the Indemnifying Party's liability pursuant to this Agreement.

(b) If, within thirty (30) days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claims, the Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in Section 14.4(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party shall fail to take reasonable steps necessary to diligently defend such Third Party Claim within thirty (30) days after receiving notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense and the Indemnifying Party shall be liable for all reasonable expenses thereof.

(c) Without the prior written consent of the Indemnitee, the Indemnifying Party shall not enter into any settlement of any Third Party Claim which would lead to liability or create any financial, operating or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial, operating or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder, and the Indemnifying Party desires to accept and agree to such offer, then the Indemnifying Party shall give written notice to the Indemnitee to that effect, together with assurances reasonably satisfactory to the Indemnitee of the Indemnifying Party's ability to pay or perform such settlement. If the Indemnitee fails to consent to such firm offer within fifteen (15) days after its receipt of such notice and assurance, the Indemnifying Party shall be relieved of its obligations to defend such Third Party Claim and the Indemnitee may contest or defend such Third Party Claim. In such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will be the amount of such settlement offer plus reasonable costs and expenses paid or incurred by Indemnitee up to the date of said notice.

(d) If the amount of any indemnified loss, at any time after the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by, from or against any other entity, the amount of such reduction (up to the amount of the prior indemnity payment), less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment of such recovery at the publicly announced prime rate then in effect of Citibank, N.A. or its successor) shall promptly be repaid by the Indemnitee to the Indemnifying Party.

(e) A failure to give timely notice as provided in this Section 14.4 shall not affect the rights or obligations of any Member hereunder except if, and only to the extent that, as a result of such failure, the Member which was entitled to receive such notice was actually prejudiced as a result of such failure.

14.5 - Late Charge. Without prejudice to any other rights of the aggrieved Member hereunder or under applicable law, each Member shall pay to the other Member a late charge equal to one and one half percent (_1.5_%) of any payment of any payment due hereunder (including payment due under Section 9.2) which is not paid within fifteen (15) days after the due date thereof. Such late charge shall be made on a monthly basis and for each month or part thereof such payment is delinquent. Such late charge relates to costs and expenses of the aggrieved Member resulting from such overdue payment.
14.6 Survival. The provisions of this Section shall survive the withdrawal of any Member from the Company and the dissolution of the Company.

                            ARTICLE XV
              REPRESENTATIONS, WARRANTIES AND COVENANTS

15.1 - Representations. Each Member hereby represents, warrants to, and covenants with, the Company and to each other as follows:

(a) It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to execute, deliver and perform this Operating Agreement and to own or hold under lease its property and assets and to transact the business in which it is engaged or presently proposes to engage.

(b) It is duly qualified, licensed or registered to transact its business and is in good standing in each jurisdiction in which it owns or leases real property or in which the nature of its business or any Delivery Order requires (or will require) it to be so qualified.

(c) It has the full power and authority to execute and deliver this Operating Agreement and to perform all its obligations hereunder.

(d) The execution, delivery and performance of this Operating Agreement and the performance of its obligations hereunder (i) have been duly authorized by all requisite action on its part; (ii) will not violate or contravene (1) any provision of any law, rule or regulation or any judgment or order of any governmental authority known to it, in effect as of the date hereof and to which it or any of its assets may be bound and which, if violated or contravened, would materially adversely affect its ability to perform its obligations under this Operating Agreement, or (2) any provision of its governing documents; and (iii) will not violate, be in conflict with, result in a breach of or constitute a default (with or without the giving of notice or the passage of time or both) under any instrument, indenture, agreement or other obligation to which it is a party or by which it or any of its assets may be bound.

(e) It has duly executed and delivered this Operating Agreement, and this Operating Agreement constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(f) There are no actions, suits or proceedings before any governmental authority pending (and which has been served upon it or of which it otherwise has received written notice), or, to the best of its knowledge threatened, against or affecting it or any of its assets, which could have a material effect on it or its business.

(g) No consent, approval or authorization of, or registration or filing with, any person, including any governmental authority or regulatory agency, is required in connection with the execution and delivery of this Operating Agreement or its performance of its obligations hereunder or any Delivery Order undertaken by it, other than those previously obtained and those that such Member will obtain to fulfill Delivery Orders assigned to it.

(h) It has performed its own independent investigation, with due diligence, of the investment represented by participation in the Company and the Prime Contract, and has formed its own independent assessments of the risks and potential returns of the Prime Contract, and is not relying on any representation or warranty of any other Member or any Affiliate thereof in connection with its decision to participate in the Prime Contract, other than the representations and warranties contained in this Article 15.

(i) It is acquiring its Interest in the Company for investment purposes and not with a view to, or for resale in connection with, a distribution or public offering thereof within the meaning of applicable securities laws.

(j) It has no agreement, understanding or arrangement with any person or entity, and has no present intention of entering into any such agreement, understanding or arrangement, to Transfer its Interest.

15.2. - General Covenants.

(a) Each Member shall furnish to the Company all information regarding such Member or its Affiliates required for inclusion in any documents to be prepared or filed in connection with the business of the Company, and all such information will be true and correct in all material respects and will not omit to state any material fact necessary to be stated therein in order that such information not be misleading.

(b) Each Member shall comply with:

(i) all applicable governmental laws and regulations, and all required governmental and other approvals applicable to or required for the Prime Contract; and

(ii) all material conditions and requirements of the Prime Contract.

(c) Each Member shall forward, not later than three (3) Business Days following the receipt thereof, to the Company and the Members a copy of any notice received by the Company or such Member of any default under the Prime Contract or any other adverse claim asserted by the Customer.

(d) Each Member shall use commercially reasonable efforts to prepare Proposals and obtain Delivery Orders in accordance with the Prime Contract.

15.3. - FCPA.

(a) Each Member represents to the other that in connection with its activities involving the Company and the Prime Contract (i) it and its Agents have not taken any action or failed to take any action which could violate the FCPA; and (ii) none of its Agents is an employee or official of a government or an active member of the armed forces of any government, nor do any of its Agents hold any official positions with a government.

(b) Each Member shall not, and cause its owners and Agents not to, take any action or fail to take any action involving the Company and the Prime Contract which could violate the FCPA.

(c) The Members shall cause the Company to adopt resolutions that prohibit: (i) any action or omission by the Company or on its behalf which violates the FCPA; (ii) any expenditure for other than lawful purposes by the Company or by others on its behalf; and (iii) any payments to government officials or to the Customer representatives by the Company or by any Agent of a Delivering Party, except those required by law and made to such officials and their representatives and not in their individual capacities.

(d) Each Delivering Party shall retain only Agents that have undertaken the following: (i) to comply with the FCPA and the laws of the country in which the Agent performs services; (ii) to make no expenditures for other than lawful purposes; (iii) to make no payments to governmental officials or to customer representatives, except those required by law and made to such officials and their representatives and not in their individual capacities and to furnish, if requested to do so, a written representation that such official or representative has no interest in the business or profits of the Agent; (iv) to certify in writing on request as to Agent's compliance with these principles; (v) to consent to the disclosure of the Agent's agreement at the discretion of the Company; and (vi) failure to abide by these undertakings by an Agent shall constitute cause for termination of the Agent under the terms of each Agent's agreement.

(e) Each Member agrees to indemnify the Company, the other Member, its Affiliates, and their respective Agents from and hold each of them harmless against any and any loss, cost, expense (including reasonable attorneys' fees), liability or damage suffered or incurred by each of them in connection with or arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which such indemnified Person may be involved, or threatened to be involved, as a party or otherwise, by reason of such indemnifying Member's breach or alleged breach of this Section 15.3. A Person shall be entitled to the benefits of the foregoing indemnification so long as such Person would have qualified therefor at the time of such breach or alleged breach, notwithstanding any subsequent change in its relationship to the indemnified Member. The right to indemnification in this Section 15.3(e) shall be in addition to any other rights which any Person may have or hereafter acquire under any law, agreement or otherwise.

15.4 - Confidentiality.

(a) Each Member shall treat in a confidential manner Site Assignments, all non-public information it receives about the Company, the Prime Contract (including any Proposal(s) and Delivery Order(s)) and the other Member, in each case which is designated by the disclosing party as confidential and which has not become generally known to the public other than as a result of such Member's acts or omissions to act, and shall not disclose such information to any Person except as provided in Section 15.4(b). The obligations of the Members under this Section 15.4 shall terminate two (2) years from the date of receipt of such information regardless of the earlier termination of this Operating Agreement or the dissolution of the Company.

(b) Notwithstanding anything in Section 15.4(a) to the contrary, a Member may disclose any such non-public information to: (i) its Affiliates, accountants, attorneys or Agents and their respective directors, officers and agents, and then only to the extent such disclosure, in the good faith determination of such Member, is necessary for the performance of the duties or responsibilities of such Persons; (ii) in connection with any action, litigation or proceeding arising out of or in connection with this Operating Agreement or the other documents delivered hereunder or the enforcement hereof or thereof; (iii) as may be required by law or judicial order or decree or as requested by a governmental agency or authority, in which case such Member, to the extent permitted by law, shall promptly notify the other Member of such disclosure; and (iv) any proposed Transferee in connection with a Transfer of its Interest if such proposed Transferee agrees in writing to maintain the confidentiality of such information.

(c) The Company and the Members shall coordinate any publicity regarding the Prime Contract and this Operating Agreement, including relations with the Customer.


                              ARTICLE XVI
                              ARBITRATION

16.1.  Arbitration.

(a) If a dispute arises between any Members regarding any matter arising under, or relating to, this Operating Agreement and/or the Prime Contract (including any Proposal or Delivery Order), then the aggrieved Member shall promptly notify the other Member of the dispute within ten (10) days after such dispute arises. In such event, each Member shall, within five (5) days thereafter, nominate a senior officer of its management to meet at the principal office of the Company, or at any other mutually agreed location, to resolve the dispute. If the Members do not resolve the dispute within twenty (20) days after such nomination, each Member shall have the right to submit the matter to arbitration pursuant to the procedures set forth in this Section 16.1.

(b) If any dispute is not resolved within the time period set forth in
Section 16.1(a), such dispute shall be finally and conclusively determined by the decision of a board of arbitration consisting of three (3) members (the "Arbitration Panel") and selected as hereinafter provided. Each Member shall select one (1) member, and the third member shall be selected by mutual agreement of the other members (or, in the absence of such agreement, the American Arbitration Association shall appoint a duly qualified third member). Any Member may replace the member selected solely by such Member before the first meeting of the full Arbitration Panel.

(c) The arbitration proceeding shall be governed by the commercial arbitration rules of the American Arbitration Association, to the extent not inconsistent with the terms hereof. The Arbitration Panel shall meet in Hartford, Connecticut (or such other place within Connecticut as the majority of the Arbitration Panel shall determine) and apply the substantive law set forth in Section 17.2. The Arbitration Panel shall render a written decision (concurred in by a majority of the members of the Arbitration Panel), to the extent practical, within thirty (30) days after the commencement of the proceedings.

(d) The decision of the Arbitration Panel shall be subject to review in accordance with, and subject to, the limitations of, applicable laws, and may be enforced in the same manner as if it was a final judicial judgment and any monetary award shall be paid within thirty (30) days after the decision.
 The arbitration set forth herein shall be to the exclusion of any other form of settlement or judicial process, except insofar as said arbitration proceeding or the enforcement of any award may ultimately be frustrated by any Member or by any authority, in which case the injured Member may not be restricted from access to any judicial or extrajudicial forum. If an action is instituted to enforce such arbitration proceeding or decision, the Member prevailing in such action shall be entitled to recover from the other Member reasonable attorneys' fees and costs of such suit as part of the judgment.

(e) Each Member shall bear its own expenses in any arbitration.
Arbitration fees shall be borne by the Parties in inverse proportion to the proportion that the arbitration award bears to the amount claimed by the Member submitting the matter to arbitration, unless otherwise determined by the Arbitration Panel.

16.2 - Continued Performance. Pending final resolution of any dispute, this Operating Agreement shall continue in full force and effect, and the Members shall continue to fulfill their respective obligations hereunder, including with respect to the payment of any funds due and payable under
Section 9.2.

16.3 - Exceptions. Notwithstanding anything to the contrary in the foregoing in this Article 16:

(a) any dispute seeking equitable relief for the alleged breach of the confidentiality undertakings in Section 15.4(a) or of the non-compete undertakings in Section 15.5 shall not be subject to mandatory arbitration, and all of the parties' respective rights and remedies in such event, whether established hereby, under applicable law or elsewhere, including specific performance, shall be cumulative and exercised singularly or concurrently. If an action is instituted as a result of such dispute, the party prevailing in such action shall be entitled to recover from the other party reasonable attorneys' fees and costs of such suit as part of the judgment; and

(b) the Members may refer any dispute involving financial or accounting matters, including any dispute under Section 9.2, to an Arbitration Panel consisting of one (1) partner of an internationally recognized accounting firm with offices in Connecticut and mutually acceptable to the Members.



                              ARTICLE XVII
                        MISCELLANEOUS PROVISIONS

17.1 - Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Operating Agreement shall be deemed to have been sufficiently given or served for all purposes if in writing and delivered by (a) hand against receipt, (b) certified or registered mail, postage pre-paid, return receipt requested, (c) a courier who guarantees next business day delivery to such party and (d) telecopy, at its address set forth on Exhibit A or on the books and records of the Company; provided that any Member may notify the Company and the other Members of another address. Except as otherwise provided herein, any such notice shall be deemed to be received when delivered.

17.2 - Governing Law. This Operating Agreement, and the application of interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Delaware.

17.3 - Integration; Amendments. This Operating Agreement sets forth the entire agreement of the parties with respect to the subject matter herein and takes precedence over all prior understandings, including the Teaming Agreement dated April 14, 2000. This Operating Agreement may not be amended except by the unanimous written agreement of all Members.

17.4 - Execution of Additional Instruments. Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

17.5 - Interpretation. In this Operating Agreement, the singular includes the plural and the plural the singular; the words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to Sections, Schedules or Exhibits are to those of this Operating Agreement unless otherwise indicated; references to laws and regulations, unless otherwise specified, shall be deemed to include all corresponding provisions of subsequent or superseding laws and regulations affecting the same; references to agreements and other contractual instruments, unless otherwise specified, shall be deemed to include all subsequent amendments and other modifications to such instruments in accordance with the terms thereof; the phrase "and/or" shall be deemed to mean the words both preceding and following such phrase, or either of them; and "days" refers to calendar days unless otherwise indicated.

17.6 - Headings. The headings in this Operating Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Operating Agreement or any provision hereof.

17.7 - Waivers; Remedies. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Operating Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation. Other than as set forth herein, the rights and remedies provided by this Operating Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise. No party shall be liable to any other party for any consequential, special or other indirect damages as a result of any breach hereof.

17.8 - Severability. If any provision of this Operating Agreement or the application thereof to any Person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Operating Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law; provided, however, that if the invalidity, illegality or unenforceability of any such provision results in a material alteration of the terms of this Operating Agreement, the remaining provisions of this Operating Agreement shall be adjusted equitably so that as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

17.9 - Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

17.10 - No Third Party Beneficiaries. None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditors of the Company or any other Person who is not a Member or a party hereto.

17.11 - Counterparts. This Operating Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument, and in pleading or proving any provision of this Operating Agreement, it shall not be necessary to produce more than one complete set of such counterparts.

17.12 - No Registration. THE INTERESTS REPRESENTED BY THIS OPERATING AGREEMENT HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR ANY AGENCY OF ANY STATE. ACCORDINGLY, THE TRANSFER OF ANY SUCH INTEREST IS RESTRICTED AND MAY NOT BE ACCOMPLISHED EXCEPT IN ACCORDANCE WITH THIS OPERATING AGREEMENT AND APPLICABLE LAW. IF REQUESTED BY THE COMPANY, THE TRANSFERRING MEMBER SHALL PROVIDE AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH TRANSFER COMPLIES WITH APPLICABLE LAW.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


   IN WITNESS WHEREOF, the undersigned Members have hereunto set their hands or caused this instrument to be executed as of the ___ day of __________, 2000.

ERI SERVICES, INC.                    HEC INC.



By: ________________________          By: __________________________
Name: Neil Petchers                   Name: James B. Redden
Title:Senior Vice Chairman            Title: Executive Vice President and
   and General Manager                       Chief Operating Officer



                                  EXHIBIT A

                               INITIAL MEMBERS
                                     OF
                             ERI/HEC EFA-Med, LLC


Member                       Initial Capital       Interest        Voting
                               Contribution                       Percentage



ERI Services, Inc.               $500.00                50%             50%
350 Fairfield Avenue
Bridgeport, CT _______


HEC Inc.                         $500.00                50%             50%
24 Prime Parkway
Natick, MA 01760

TOTAL:                          $1,000.00               100%            100%








                                  Schedule 8.1

                             GEOGRAPHIC ALLOCATION

ERI:                               Spain
                                   England
                                   Turkey


HEC:                               Italy
                                   Greece
                                   Egypt
                                   Bahrain